Exhibit 16.1

June 6, 2013

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: Mimvi, Inc.

We have read the statements that we understand Mimvi, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC

Certified Public Accountants